Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference of our report dated April 8, except for the fourth, fifth and sixth paragraphs of Note 12, as to which the date is June 20, 2008, on the consolidated financial statements of SendTec, Inc. included in its Annual Report (Amendment No. 2 on Form 10-KSB/A) as of December 31, 2007 and for the year then ended, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement on Form S-3/A (Amendment No. 2).

/s/ Gregory Stuart & Sharer P.A.
Gregory Stuart & Sharer P.A.
St. Petersburg, Florida
August 21, 2008